Exhibit 5.1

October 3, 2022

OpGen, Inc. 9717 Key West Ave, Suite 100 Rockville, MD 20850

RE: OpGen, Inc. Registered Direct Offering

Ladies and Gentlemen:

We have acted as counsel to OpGen, Inc., a Delaware corporation (the “Company”), and are rendering this opinion in connection with the preparation and filing of a prospectus supplement, dated October 3, 2022 (the “Prospectus Supplements”), relating to the offering by the Company of: (i) 5,360,000 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”), (ii) 33,810 shares of the Company’s Series C Mirroring Preferred Stock, par value $0.01 per share and stated value of $0.01 per share (the “Preferred Stock”), and (iii) pre-funded warrants (the “Pre-funded Warrants”) to purchase an aggregate of 4,300,000 shares of Common Stock (the “Pre-funded Warrant Shares”), which are registered under the Registration Statement on Form S-3 (File No. 333-258646) (the “Registration Statement”) filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on August 9, 2021, and declared effective on August 19, 2021.

The Common Stock, Preferred Stock and Pre-funded Warrants are to be sold by the Company pursuant to a Securities Purchase Agreement, dated September 30, 2022 (the “Securities Purchase Agreement”), entered into by and between the Company and the Purchaser, a copy of which has been filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K to which this opinion is attached as Exhibit 5.1.

We have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Amended and Restated Certificate of Incorporation of the Company together with all amendments thereto; (ii) the Certificate of Correction to the Amended and Restated Certificate of Incorporation; (iii) the Certificate of Designation of Preferences, Rights and Limitations of Series C Mirroring Preferred Stock; (iv) the Amended and Restated Bylaws of the Company, as amended; (v) the Registration Statement and the exhibits thereto; (vi) the prospectus dated August 19, 2021, which forms a part of and is included in the Registration Statement; (vii) the Prospectus Supplements; (viii) the Securities Purchase Agreement; (ix) such other corporate records, agreements, documents and instruments; and (x) such certificates or comparable documents of public officials and other sources, believed by us to be reliable, and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company.

Based upon and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

1.	The Common Stock to be issued and sold by the Company have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Securities Purchase Agreement, will be validly issued, fully paid and non-assessable shares of common stock of the Company.
2.	The Preferred Stock to be issued and sold by the Company have been duly authorized for issuance and, when issued and paid for in accordance with the terms and conditions of the Securities Purchase Agreement, will be validly issued, fully paid and non-assessable shares of Series C Mirroring Preferred Stock of the Company.
3.	The Pre-funded Warrants to be issued and sold by the Company have been duly authorized for issuance, and, when issued and paid for in accordance with the terms and conditions of the Securities Purchase Agreement, will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
4.	The Pre-funded Warrant Shares to be issued by the Company upon exercise of the Pre-funded Warrants have been duly validly authorized and reserved for issuance and, when issued in accordance with the terms of the Pre-funded Warrants and the Securities Purchase Agreement, will be validly issued, fully paid and non-assessable.

We express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the State of Delaware.

We hereby consent to the filing of this opinion with the Commission as an exhibit to a Current Report on Form 8-K (and its incorporation by reference in the Registration Statement) in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Securities Act, and to the use of this firm’s name therein and in the Prospectus Supplement under the caption “Legal Matters.”  In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act and the rules and regulations promulgated thereunder.

Sincerely yours,

/s/ Ballard Spahr LLP